EXHIBIT 23.1b

                     Consent of Richard A. Eisner & Co. and
                              ESTEBAN BROWN CPA, PA
               C E R T I F I E D   P U B L I C   A C C O U N T A N T

                         INDEPENDENT AUDITORS'S CONSENT

I consent to the incorporation by reference in the Registration Statement on Form S-B (No333-85555) pertaining to PrintOnTheNet.Com, Inc's 1999 Stock Incentive Plan of my report dated December 17, 1999, and June 8, 2000 with respect to notes G and L on my audit of the financial statements of PrintAmerica Interactive, Lnc, and Subsidiary as of and for the year ended December 31, 1998 which is included in the annual report on form 10-KSB for the year ended December 31, 1999.

Esteban Brown CPA PA
Miami, FL. 33156
June 14, 2000

           9700 South Dixe Highway - Suite 900 - Miami, Florida 33156
                      Phone 305-670-9090 - Fax 305-670-9844